                                                                     EXHIBIT 5.1


                                                                January 12, 1998


Anker Coal Group, Inc.
2708 Cranberry Square
Morgantown, West Virginia 26505

Ladies and Gentlemen:

     We have acted as special counsel for Anker Coal Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $125,000,000 aggregate principal amount of its 9 3/4% Series B Senior Notes due 2007 (the "Exchange Notes"), guaranteed (the "Guarantees") on a senior basis by the entities listed on Schedule A hereto (collectively, the "Guarantors"). The Exchange Notes are to be offered by the Company in exchange for (the "Exchange") $125,000,000 aggregate principal amount of its outstanding 9 3/4% Senior Notes due 2007 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of September 25, 1997 (the "Indenture") between the Company, the Guarantors and Marine Midland Bank, as Trustee (the "Trustee").

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:


          (i) assuming the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and



          (ii) assuming the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when (1) the Board of Directors of each Guarantor, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of such Guarantor's Guarantee and (2) the Exchange Notes and the Guarantees endorsed thereon have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, each Guarantor's Guarantee will constitute a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.



     Our opinions set forth in paragraphs (i) and (ii) are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. We note that the Indenture is governed by the law of the State of New York.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          SIMPSON THACHER & BARTLETT

                                   SCHEDULE A

                                                                                   STATE OF
                                   COMPANY                                      INCORPORATION
------------------------------------------------------------------------------  --------------
Anker Group, Inc.                                                               Delaware
Anker Energy Corporation                                                        Delaware
Bronco Mining Company, Inc.                                                     West Virginia
Anker Power Services, Inc.                                                      West Virginia
Anker West Virginia Mining Company, Inc.                                        West Virginia
Juliana Mining Company, Inc.                                                    West Virginia
King Knob Coal Co., Inc.                                                        West Virginia
Vantrans, Inc.                                                                  Delaware
Melrose Coal Company, Inc.                                                      West Virginia
Marine Coal Sales Company                                                       Delaware
Hawthorne Coal Company, Inc.                                                    West Virginia
Upshur Property, Inc.                                                           Delaware
Heather Glen Resources, Inc.                                                    West Virginia
New Allegheny Land Holding Company, Inc.                                        West Virginia
Patriot Mining Company, Inc.                                                    West Virginia
Vindex Energy Corporation                                                       West Virginia
Anker Virginia Mining Company, Inc.                                             Virginia